Exhibit 99.1

Contact:   Joseph C. Adams,
Chief Executive Officer
      Matthew D. Mullet,
Chief Financial Officer
                      (425) 771-5299
                      www.FSBWA.com

FS Bancorp, Inc. Announces Stock Repurchase Program to Fund Equity Incentive Plan

MOUNTLAKE TERRACE, WA – May 9, 2014 - FS Bancorp, Inc. (NASDAQ: FSBW) (“Company”), the holding company for 1st Security Bank of Washington (“Bank”) today announced that its Board of Directors has adopted a stock repurchase program. Under the repurchase program, the Company may repurchase up to 129,605 shares of its common stock, or approximately 4% of the current outstanding shares, which is being used to fund grants of restricted stock under the Company's 2013 Equity Incentive Plan.

The repurchase program permits shares to be repurchased in open market or private transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission.

Repurchases will be made at management's discretion at prices management considers to be attractive and in the best interests of both the Company and its shareholders, subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company's financial performance. Open market purchases will be conducted in accordance with the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other applicable legal requirements.

The repurchase program may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases. The repurchase program does not obligate the Company to purchase any particular number of shares.

About FS Bancorp
FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank of Washington.  The Bank provides loan and deposit services to customers who are predominantly small and middle-market businesses and individuals in western Washington through its seven branches located in communities throughout the greater Puget Sound area.

Disclaimer
This press release contains statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business and ability to continue paying dividends. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, and actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Factors that could cause results to differ include but are not limited to, regulatory capital requirements, future earnings and cash flows of the Company, regulatory changes and general economic conditions. Additional factors that might cause such differences include, but are not limited to, those identified in our risk factors contained in FS Bancorp, Inc’s Annual Report on Form 10-K for the year ended December 31, 2013.  Such forward-looking statements speak only as of the date of this release. FS Bancorp, Inc. expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Company’s expectations of results or any change in events.